UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2009

PRESSTEK, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-17541	02-0415170
(Commission File Number)	(I.R.S. Employer Identification Number)

10 Glenville Street, Greenwich, Connecticut	06831
(Address of principal executive offices)	(Zip Code)
(203) 769-8056
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 1, 2009 (the “Forbearance Effective Date”) Presstek, Inc. and certain of its affiliated U.S. companies, including Lasertel, Inc., Precision Lithograining Corp., Precision Acquisition Corp., SDK Realty Corp., ABD International, Inc., Presstek Capital Corp., Presstek Overseas Corp., ABD Canada Holdings , Inc. and Presstek New York, Inc. (collectively the “Company”) entered into a Forbearance and Amendment Agreement (the “Amendment”) with its bank lending group consisting of RBS Citizens, National Association, as Administrative Agent and Lender, Keybank National Association and TD Bank, N.A. (the banks collectively are referred to as “Lenders”). The Amendment amends an Amended and Restated Credit Agreement, dated as of November 5, 2004, as amended, among the Company and the Lenders (the “Credit Agreement”). All capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Set forth below is a brief description of the terms and conditions of the Amendment:

1.        The expiration date of the Credit Agreement has been extended from November 4, 2009 to December 15, 2009 (the Forbearance Termination Date”). The Forbearance Termination Date shall be November 30, 2009 if the Company elects not to pay a fee of $20,000 to the Lenders to extend the Forbearance Termination Date from November 30, 2009 to December 15, 2009.

2.         Through the Forbearance Termination Date, the Administrative Agent and the Lenders agree to forbear from exercising their rights and remedies under the Credit Agreement, including commencing legal action to enforce the Company’s obligations, until the earlier of:

(a) the occurrence or continuance of any Event of Default other than the Events of Default occurring in the Company’s second fiscal quarter of 2009 as a result of a violation of certain covenants and Events of Default that may arise as a result of the violation of certain covenants during the Company’s third fiscal quarter of 2009;

(b) the failure of any Obligor to comply with any term or condition set forth in the Amendment;

(c) the occurrence after the Forbearance Effective Date of any event or circumstance that has, or could be reasonably expected to have, a Material Adverse Effect;

(d) any Obligor or any Affiliate of any Obligor shall commence any litigation or other proceeding against the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender in connection with any of the transactions contemplated by any of the Loan Documents, including the Amendment;

(e) the failure of actual cash flow, as projected in the projections to be delivered by the Company pursuant to the Amendment for any month, commencing with the month ended September 30, 2009, to be at least eighty percent (80%) of the amount of cash flow projected for such month by such projections; and

(f) the Forbearance Termination Date.

3.         On and after the Forbearance Termination Date, the Administrative Agent in its sole and absolute discretion (or as directed by the Requisite Lenders in their sole and absolute discretion) may proceed to enforce any or all of its and the Lenders’ rights under or in respect of the Loan Documents and applicable law.

4.         The aggregate Revolving Loan Commitment of the Lenders has been reduced to $27,000,000 from $45,000,000.

5.         From the Forbearance Effective Date through the Forbearance Termination Date, the interest rate applicable to all Loans shall be the Prime Rate plus four percent (4%) per annum; on and after the Forbearance Termination Date the definition of “Default Rate” under the Credit Agreement shall mean the Prime Rate plus six percent (6%) per annum. From the Forbearance Effective Date through the Forbearance Termination Date, the Company shall not have the right to elect to pay interest on any Loan based on the LIBOR rate.

6.         Borrower shall pay to Administrative Agent, for the pro rata accounts of the Lenders in accordance with the aggregate amount of Obligations owed to each of them, a forbearance fee in the amount of $250,000 (the “Forbearance Fee”). Although the entire $250,000 Forbearance Fee is deemed to have been earned and irrevocably due as of the Forbearance Effective Date, $125,000 of the Forbearance Fee shall be due and payable on the Forbearance Effective Date and $125,000 of the Forbearance Fee shall be due and payable on the earlier of the consummation of a refinancing and repayment of the Obligations and the Forbearance Termination Date.

7.         The Company is required to provide certain consolidated and consolidating financial information to the Administrative Agent, as well as rolling thirteen (13) week cash flow statements, cash flow reports and financial projections.

8.         The Company shall hire a consultant or employee to review all documents and information to be delivered to the Administrative Agent and to provide advice to management on the structure of the business until the Forbearance Termination Date.

9.         The dollar limitations under the Credit Agreement for certain types or ordinary course transactions, without obtaining the consent of the Administrative Agent or Requisite Lenders, have been reduced for the following types of transactions: loans and advances; incurrence of indebtedness; employee loans and affiliate transactions; permitted liens; and the sale of assets or subsidiary stock.

10.       Certain definitions under the Credit Agreement have been added to reflect definitions contained in the Amendment.

The Amendment is attached as an exhibit to this Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits
Exhibit Number	Description
10.1	Forbearance and Amendment Agreement dated October 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESSTEK, INC. (Registrant)
By:	/s/ James R. Van Horn
James R. Van Horn
Vice President, General Counsel and Secretary

Dated: October 2, 2009